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                                                  per response 1.0
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

     Roehl                     Frank, III                  C.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o Shells Seafood Restaurants, Inc.
     16313 N. Dale Mabry Highway, Suite 100
--------------------------------------------------------------------------------
                                    (Street)

Tampa                              FL                   33618
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Shells Seafood Restaurants, Inc. "SHLL"

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     November, 1999

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)

          FORMER VICE PRESIDENT OF MARKETING
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                        4.Securities Acquired (A) or   5. Amount of     6. Ownership
                                                          Disposed of (D)                 Securities       Form:
                                          3. Transaction  (Instr. 3, 4 and 5)             Beneficially     Direct     7. Nature of
                                             Code         ----------------------------    Owned at End     (D) or        Indirect
                            2. Transaction   (Instr. 8)                   (A)             of Issuer's      Indirect      Beneficial
1. Title of Security           Date          -----------      Amount      or     Price    Fiscal Year      (I)           Ownership
   (Instr. 3)                  (mm/dd/yy)                                 (D)             (Instr. 3        (Instr.4)     (Instr. 4)
                                                                                          and 4)
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
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COMMON STOCK, $0.01
PAR VALUE                                                                                 56,182           D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
(SEC 2270)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (MM/DD/YY)                  Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (MM/     8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   DD/YY)   ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
                    ity               Code V    (A)   (D)    cisable  Date     Title     Shares  3)       4)        4)       4)
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
OPTIONS TO
PURCHASE                                                                       COMMON STOCK
COMMON STOCK,                                                                  $.01 PAR VALUE
$.01 PAR VALUE      $ 5.00                                   (1)       12/31/01          12,000                     (D)
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OPTIONS TO
PURCHASE                                                                       COMMON STOCK
COMMON STOCK,                                                                  $.01 PAR VALUE
$.01 PAR VALUE      $ 5.00    4/29/96 A    V   31,992        (1)        4/29/06          31,992                     (D)
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OPTIONS TO
PURCHASE                                                                       COMMON STOCK
COMMON STOCK,                                                                  $.01 PAR VALUE
$.01 PAR VALUE      $ 5.13    1/11/99 A    V    3,000        (2)        1/11/09           3,000                     (D)
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====================================================================================================================================

Explanation of Responses:
(1) - THESE OPTIONS ARE PRESENTLY EXERCISABLE.
(2) - THESE OPTIONS ARE EXERCISABLE AS TO 1,667 ON EACH OF JANUARY 11, 2000 AND WERE TO BE EXERCISABLE AS TO 1,667 ON JANUARY 11, 2001, AND 1,666 ON JANUARY 11, 2002.

/s/ FRANK C. ROEHL, III                                     12/8/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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